UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  October 22, 2015
ML WINTON FUTURESACCESS LLC
 (Exact name of registrant as specified in its charter)

Delaware	0-51084	20-1227904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Merrill Lynch Alternative Investments LLC
250 Vesey Street, 11th Floor
New York, NY 10080
 (Address and Zip Code of principal executive offices)
Registrant’s telephone number, including area code: (609) 274-5838
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Merrill Lynch Alternative Investments LLC is the manager and sponsor (the “Sponsor”) of ML Winton FuturesAccess LLC (the “Registrant”).
(b)   On October 22, 2015, Keith Glenfield ceased being a member of the Sponsor’s Board of Managers, and ceased serving as the Chief Executive Officer and President of the Sponsor.
(c)    On October 22, 2015, Nancy Fahmy was appointed as the Chief Executive Officer and President of the Sponsor.
Nancy Fahmy is 40 years old.  Ms. Fahmy was a Vice President of the Sponsor from January 2014 until her appointment as the Chief Executive Officer and President. She has been registered with the Commodity Futures Trading Commission as an associated person of the Sponsor since October 22, 2015, and she has been listed as a principal of the Sponsor since January 9, 2014. Ms. Fahmy was previously a National Futures Association associate member and registered as an associated person of Merrill Lynch, Pierce, Fenner & Smith Incorporated from March 2009 to November 2010. Ms. Fahmy has been a Managing Director within the Global Wealth and Retirement Solutions group, which is a business unit within the Bank of America Corporation Global Wealth & Investment Management group, and responsible for Private Equity and Real Assets Technical Sales and Origination within the Sponsor, since December 2012. She joined the Sponsor as a Director in November 2008 and was head of Private Equity and Real Assets Technical Sales from that date to December 2012. In these capacities, Ms. Fahmy was responsible for a team of private equity and real assets specialists that worked with financial advisors, portfolio managers and clients to educate and raise capital. Ms. Fahmy holds a B.S. degree in Business Administration and Finance with a minor in Economics from the University of Delaware.
(d)   On October 22, 2015, Devesh Saksena was appointed as a member of the Sponsor’s Board of Managers.  Additionally, on October 22, 2015, Devesh Saksena was appointed as a Vice President of the Sponsor.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ML WINTON FUTURESACCESS LLC

By: Merrill Lynch Alternative Investments LLC,
its manager

By:	/s/ Barbra E. Kocsis
Name: Barbra E. Kocsis
Position: Chief Financial Officer

Date:  October 28, 2015